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Explanatory Note

The following is a transcript of the earnings conference call conducted by GTC Biotherapeutics, Inc. (“GTC”) on November 3, 2008 relating to its financial results for the third quarter ended September 28, 2008. GTC intends to file a definitive proxy statement and other related documents with the Securities and Exchange Commission (the “SEC”) relating to the special meeting of shareholders and the solicitation of proxies in connection therewith discussed in the call. GTC’s shareholders are urged to read the definitive proxy statement, which contains important information about the solicitation and the proposals scheduled to be presented at the meeting. The definitive proxy statement and other documents filed by GTC with the SEC will be available on the SEC’s website at www.sec.gov. In addition, a copy of those filings and any materials incorporated by reference into the definitive proxy statement may be obtained, at no cost, as provided in the definitive proxy statement. GTC, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from GTC’s shareholders with respect to the proposals to be considered at the special meeting. Information about GTC’s directors and executive officers and their respective interests with respect to the proposals will be set forth in the proxy statement that GTC will file with the SEC. Additional information regarding GTC’s directors and executive officers is also included in GTC’s definitive proxy statement for its 2008 annual meeting, which was filed with the SEC on May 21, 2008, and is available by the means described above.

Event Name: Q3 2008 GTC Biotherapeutics, Inc. Earnings Conference Call

Event Date: 2008-11-03 T15:00:00 UTC

Corporate Participants:

Geoffrey Cox; GTC Biotherapeutics, Inc.; Chairman, President & CEO

Jack Green; GTC Biotherapeutics, Inc.; SVP, CFO & Treasurer

Tom Newberry; GTC Biotherapeutics, Inc.; Vice President of Corporate Communications and Government Relations

Participants:

Operator;

Reni Benjamin; Analyst

Operator: Good day, ladies and gentlemen, we are here to discuss the financial results for the third quarter 2008 GTC Biotherapeutics. My name is [Oneica] and I will be the operator for today. At this time all participants are in listen-only mode. We will have a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference call is being recorded for replay purposes.

At this time, I would now like to turn the call over to Dr. Geoffrey Cox, Chairman and Chief Executive Officer for GTC Biotherapeutics. Please proceed, sir.

Geoffrey Cox: Thank you very much. And good morning, everyone. And welcome to the conference call and webcast to discuss the financial results for the third quarter 2008 for GTC Biotherapeutics Inc., NASDAQ ticker symbol GTCB. I’m Geoffrey Cox, Chairman and Chief Executive Officer of GTC Biotherapeutics. With me today are Jack Green, our Chief Financial Officer and Tom Newberry our Vice President of Corporate Communications and Government Relations. Our results from the third quarter were released earlier this morning and I hope you have had the opportunity to review this release prior to our call. I want to begin this call by providing an overview of the financing we announced this morning and of our progress with the ATryn® program and developments in our partnering strategy. Jack will then provide an overview of the financial results for third quarter and the details to the agreement with LFB for the additional financing. I will then have some further prepared remarks prior to opening the call to questions. First of all as usual, let me remind you of our Safe Harbor Statement for this call. Under the SEC Safe Harbor provisions please note that certain comments today about future events and potential developments are forward-looking statements based on management’s current expectations. We urge you to read the Safe Harbor Statement noted in our most recent form 10-K filed with the SEC entitled “Important Risk Factors regarding forward-looking Statements.” As you know, due to the risks inherent in our business, which are described in detail in item 1A of our 10-K and subsequent 10-Q’s, our actual results may differ materially from our current expectations.

So, good morning again, everyone and thank you for joining us this morning for our quarterly earnings call. We have a very full agenda for this morning’s call and I’m pleased to be able to report to you that GTC has continued to make significant progress both in its key strategic operational objectives and in providing important financial resources to enable the company to maintain its momentum to achieve those strategic objectives. Hardly need saying that we are clearly living in challenging times and the volatility and uncertainty in the global financial markets has created a difficult financing environment for many companies including GTC. I’m very pleased therefore, to be able to announce today that LFB, already a key strategic partner for GTC and our largest investor has entered into an agreement to provide us a $15 million convertible loan financing. I will ask Jack Green to provide the details of this financing shortly. But let me say a few words defining the importance of this financing to GTC. First of all, of course, financing by a supportive strategic partner is an important endorsement. LFB entered into a partnership with GTC in 2006 for the development and commercialization of Factor VIIa, using GTC’s transgenic production technology and at the same time made a significant investment in the company. Since then our partnership has expanded to include the development of Factor IX , alpha-1 antitrypsin and a CD20 monoclonal antibody. As a result of this financing, GTC will have the funds at its disposal to achieve significant regulatory and commercial milestones with the ATryn® program in the United States in the first quarter of 2009 and to continue to advance its key strategic programs which form the focus of our partnering strategy. We will be seeking shareholder approval for this financing and I strongly recommend and urge you to give your support to this.

Let me now turn to ATryn®, our recombinant form of human antithrombin. As you know, we filed our BLA with the FDA for ATryn® early in the third quarter and we requested a priority review of our filing. Our filing was based on the results of a clinical study of patients with antithrombin hereditary deficiency undergoing surgery or childbirth. This data was combined with the results of previous European study in the same indication which led to the approval of ATryn® by the EMEA in 2006. Recently we were advised by CBER that our filing had been accepted, and ATryn® had been designated for priority review. We have also been informed there will be an advisory panel meeting for ATryn® in January and the target dates for the FDA opinion on our filing is February 7, 2009. In addition, let me also remind you that ATryn® is being designated an orphan drug and this orphan drug designation is a recognition of ATryn®’s unique position as the only available recombinant form of antithrombin to meet the need of this patient population. In the meantime, inspections of our manufacturing operations and those of our contract manufacturers have taken place together with inspections of some of the clinical sites involved in the clinical trial. All these inspections have proceeded satisfactorily and all-in-all, we believe that the review process is proceeding normally and on schedule.

Staying with the USA, we were very pleased to announce early in the quarter that we had entered into an exclusive licensing agreement with Ovation Pharmaceuticals for the commercialization and further development of ATryn® in the United States. Ovation is a private company based in Deerfield, Illinois, that has established a significant and profitable enterprise in a short period of time and has been recognized for its operational performance as a pharmaceutical growth company. GTC received a $3 million up-front payment and a further $2 million in October, for the FDA acceptance of our filing and designation for priority review. GTC will receive a further $1 million upon a positive outcome from the FDA panel meeting and $3 million upon FDA approval of our BLA, totaling $9 million in all through to approval. Ovation has a particular interest in further developing ATryn® and Heparin resistance which can arise when patients are being prepared for cardiac surgery. This is an area of clinical development which GTC is quite familiar with and together with OVATION we expect to discuss our clinical plans for this indication with the FDA after approval of the BLA.

Let me now turn to the European scene. On the regulatory front, we have been preparing for the submission to the EMEA of the clinical data which would support the expansion of the label for ATryn® used in HD patients, to patients undergoing childbirth, in addition to the approved surgery indication. The pregnancy data was developed during the trial supporting the BLA filing in the United States. We have met with the EMEA to discuss our proposed filing and we are planning to make the submission before the end of this year. This brings me to a further matter affecting Europe. In previous calls we have indicated that the patient recruitment into the phase II study in DIC, being run by LEO, has been slower than planned. Following an internal strategic review and reprioritization by LEO, GTC has entered into negotiations for the transition of the program for commercialization and clinical development for Europe and the Middle East from LEO Pharma to LFB. LEO has confirmed that there are no safety or efficacy issues with the ATryn® product, either commercially or in the phase II DIC clinical study. LFB, currently a 20% shareholder in GTC, has expressed a significant interest in commercializing ATryn® for its approved indications in Europe and continuing the development of ATryn® in the ongoing phase II DIC study. Patients will not be recruited into the study until the completion of the transition which we are targeting to carry out by the end of this year. LFB is a partner who has already demonstrated a commitment to the development of recombinant plasma proteins, using transgenic production technology. We believe they will provide the appropriate focus and priority to the short-term commercialization and the longer-term development of ATryn® in Europe and we are excited about the prospects for the future of this program. We also plan to initiate discussions with Ovation Pharmaceuticals regarding the transition of the ATryn® license for Canada, currently licensed under the LEO agreement to Ovation. And you’ll remember that we have yet to file in Canada for the approval of ATryn® although we now have the data from our US study to enable us to move this process forward. At this point I’m going to ask Jack to provide an overview of our financial results and I will then have some further comments before opening the call to questions. Jack?

Jack Green: Thank you, Geoff. We continue to make good progress in growing our top line and reducing our net loss both for the quarter and year to date. For the third quarter, revenues were approximately $2.9 million, a $300,000 increase or 14% from the $2.6 million in the third quarter of 2007. Third quarter revenues were primarily from the programs with PharmAthene for services provided for their Protexia product and from the completion of their production program from Merrimack Pharmaceuticals for their MM-O93 product. Third quarter revenues in 2007 were also primarily from the services provided to PharmAthene and Merrimack. For the first nine months of 2008, revenues totaled $15.6 million, a $4.8 million increase or 44% compared to the $10.8 million in the first nine months of 2007. The increase in revenues for the nine month results were primarily due to revenues derived from PharmAthene and Merrimack as well as to an increase in the sale of ATryn® product to LEO. For the quarter, total cost of revenue and operating expenses were $8.8 million compared with $10.9 million in the third quarter of 2007, a 19% decrease year-to-year. For the year to date, total cost of revenues and operating expenses were $31.5 million, a 16% decrease from the $37.6 million in the first nine months of 2007. The decrease in the quarter and nine month costs were primarily due to lower costs in the ATryn® program and to funding provided by LFB to offset GTC’s costs in the joint venture collaboration programs, including recombinant Factor VIIa, Factor IX, Alpha-1 antitrypsin and the anti-CD20 monoclonal antibody. Cost of revenue decreased by $300,000 in the quarterly comparison to $1.1 million due primarily to a $469,000 write off of in process inventory recorded in the third quarter of 2007 which was partially offset by higher costs in 2008 in support of the PharmAthene program. For the nine months cost of revenue decreased $1.7 million in the year-to-year comparison to $8 million due primarily to a $2.9 million write off taken in 2007 for ATryn® inventory rendered unusable by a US base fill finish contractor. This was partially offset by $1.6 million of higher expenses on the PharmAthene program. Research and development expenses were $5.3 million for the third quarter, a decrease of $1.8 million year-to-year. This decrease was primarily due to LFB fully funding our joint venture collaboration programs in 2008 as I previously mentioned, compared with 662,000 of net expense incurred in 2007, as well as to a $1.4 million reduction in ATryn® development expenses year-to-year. For the nine-month period research and development expenses were $15.7 million, a decrease of $4.5 million year to year. The primary drivers of the reduced expenses were the $2.2 million impact of LFB providing full funding for the collaboration programs as well as a $2 million decrease in ATryn® development expenses. LFB has provided a total of $4.5 million of funding for the joint programs through nine months and has committed to fund up to $6 million for the full year. SG&A expenses were relatively flat year-to-year. The net loss for the third quarter of 2008 was $6.1 million or $0.06 per share compared with a loss of $8.4 million or $0.11 per share in the third quarter of 2007. For the nine months, the net loss was $16.5 million or $0.17 per share in 2008, compared with $26.5 million or $0.34 per share in 2007. Per share results were affected by an increase in the weighted average number of shares outstanding from 78 million shares in the third quarter 2007 to 102.9 million shares in the third quarter of 2008. The weighted average number of shares outstanding increased from 77.8 million shares in the first nine months of 2007 to 96.6 million shares in the first nine months of 2008. The increases and the weighted average shares outstanding, primarily reflect the issuance of common — the issuance of shares of common stock and a registered direct offering in February of 2008 and the conversion of substantially all of LFB’s preferred stock into common shares in March of 2008. We had approximately 103 million common shares outstanding as of September 28, 2008. We ended the quarter with approximately $8.8 million of cash in marketable securities, a $7 million decrease compared to the $15.8 million at December 30, 2007. Our net cash use was $3.4 million for the third quarter and $12.4 million year to date exclusive of financing proceeds.

As Geoff has mentioned, we have signed an agreement with LFB for a $15 million convertible debt financing. The LFB debt will be secured by a first lien on intellectual property and a second lien behind GE on all other assets besides restricted cash. The LFB debt will be subordinated to our current senior debt facility with GE capital which has an outstanding balance of $8.2 million. As a condition of the closing, we will place $4 million out of proceeds into a restricted cash account in favor of GE to provide additional security to their senior debt. The LFB debt will carry an 8% coupon with a final maturity of June 30, 2012. We can prepay the debt at any time up until June 1, 2009. The notes are convertible by LFB after June 1, 2009 at a fixed price of $0.31 per share. LFB will also receive five-year warrants to purchase up to approximately 23.2 million shares of our common stock at $0.31 per share. We expect net proceeds of the transaction to be approximately $14 million of which $4 million will be applied to the restricted cash account and approximately $10 million will be available to support our operations. With successful completion of the financing from LFB, we have projected our cash resources will be sufficient to support our operations into the second quarter of 2009 excluding the impact of any new partnering arrangements. A special meeting to vote on this financing is planned for early December and we strongly urge you to support this initiative. We project a net cash use of approximately $8.3 million in the fourth quarter of 2008, bringing our net cash use exclusive of financing proceeds to approximately $21 million for the full year. This is a reduction of $7 million or 25% from the net cash used in 2007. Finally, the last item I would like to review with you is that NASDAQ staff has informed us that the final date for our compliance with the $1 minimum bid price requirement for continued listing, has been extended to April 20, 2009. This extension conforms to NASDAQ’s recently instituted policy to suspend action on the minimum bid price and market value rules between October 16, 2008 and January 16, 2009. We can regain compliance either during the suspension or during the compliance period resuming after the suspension by achieving a $1 closing bid price for a minimum of 10 consecutive trading days. Geoff?

Geoffrey Cox: Thank you, Jack. So, in addition to the progress in our ATryn® program and our encouraging operating performance, we continue to make advancements across our portfolio of recombinant plasma proteins and monoclonal antibodies. Remember, we are developing two recombinant coagulation factors for the treatment of hemophilia. The Factor VIIa program with LFB, has generated commercially viable production animals and we have begun the breeding program both to expand production capability and produce milk for the preclinical studies. We are targeting to file an IND for Factor VIIa before the end of 2009. The Factor IX program recently in-licensed and added to the collaboration with LFB, already has established production lines and we are in the process of optimizing purification for the manufacture of Factor IX. We are targeting an IND for this program in early 2010. The alpha-1 antitrypsin program in the LFB collaboration is being developed as a treatment for emphysema, another respiratory condition resulting from hereditary deficiency of this blood protein. We have made good progress in the course of the year in developing a formulation for this product and preclinical studies have progressed to the point that a pre-IND meeting with the FDA is being planned for the first half of 2009. The anti-CD20 monoclonal antibody program, brought to the collaboration by LFB, has generated several lines of transgenic animals. Productivity and characterization of this transgenically derived antibody, is being assessed. This antibody will potentially be considered a follow-on biologic once the relevant legislation and resulting regulatory guidance is established. While this legislation has taking a back seat to the presidential election cycle, we expect that momentum will return to this initiative after the election, regardless of who wins tomorrow. It is possible that the period of data exclusivity for the innovative products will be shortened from what was in the proposals before congress prior to the election. The outcome of the data exclusivity issue is not expected to alter our plans for development of follow-on products. The CD137 antibody continues with preclinical studies and we are preparing for a pre-IND meeting with the FDA. In our external manufacturing support contract for Protexia, PharmAthene has announced both further funding and the initiation of a phase I clinical safety study. Protexia is a biodefense product for the treatment of exposure to nerve agents. We believe that our experience in the development and regulatory approval of transgenically produced proteins has been helpful to PharmAthene’s program. Our news flow over the next few months we will continue to be driven primarily by ATryn® and our partnering strategy. We look forward to activity picking up with Ovation early in 2009 after we obtain FDA approval both for clinical development of ATryn® and, of course, the launch of ATryn® in the United States and continued progress in our LFB programs and our partnering activities for follow-on biologics. I’m very proud of our people, our partners and our products as we continue to meet the challenges of commercialization — commercializing our innovative technology. While turmoil in the financial markets has created more uncertainty than usual, our future is grounded in the strength of our pipeline and our collaborative relationships. I look forward to keeping you apprised of our progress in future calls. And I thank you for listening to our prepared remarks and I will now ask the operator, please, to open the call to questions.

Operator: Thank you. (OPERATOR INSTRUCTIONS) Mr. Benjamin, you may proceed.

Reni Benjamin: Hi. Thanks for taking the questions. Geoff, can you give us a little bit more color regarding the advisory panel? You know, how have the discussions with the CBER division been to date? Do you have any idea as to, you know, what might be discussed there and were you expecting an advisory panel?

Geoffrey Cox: Good morning and thank you for your question. I am not sure at this stage I can give you much color, not because I know something which I’m — I don’t want to share with you, but simply we don’t have a lot of guidance on that at this juncture. I think our expectation all along was that because this is a innovative new technology that a panel meeting would be held, so, this is absolutely no surprise to us and we regard as very much expected in the course of the review of ATryn®. The guidance we have received from the FDA is — well, we have not received any guidance specifically in terms of the content of the panel meeting at this juncture. I can only repeat what I said in my prepared remarks, is that the interaction with the FDA has, I think, been extremely positive and the normal course of progress with these types of activities for approval. Our inspections of our own manufacturing operations, our pharma operations, the inspections of our contract manufacturing operations and also at the clinical sites which we’re involved with the clinical programs have all gone exactly as we had hoped and so, we don’t see any specific alarm signals arising as we move through this process. Having said that, of course, until we get right to the end, we never know quite how these things are going to work but have to say that at the moment we are encouraged and we remain, I think, confident of our ability to come through with a successful approval for ATryn®.

Reni Benjamin: And can you remind me, was there a panel meeting, you know, prior to the European approval and what sort of issues, you know, did they bring up, if there was one?

Geoffrey Cox: Well, the EMEA operates in a slightly different fashion. We — we had internal reviews with the — what’s called the rappateurs who are usually a couple of representative company — countries that represent the EMEA during the review process and that’s — those were quite thorough reviews of what we were planning to present, and then the EMEA doesn’t actually do an open panel discussion in the way in which the FDA does. What you do is to go and present your data to the representative countries of the European Union, which I think is now 28 countries, I believe. And so that’s what we did, and that — but that process is not a public process, and as you remember, we went through a very thorough review process, very challenging process and we were very proud and happy that we came through that in good shape at the end of the day. But I think that that — you can assume that that’s a normal part of a new technology, but we are very well prepared for this review with the FDA. We obviously learned a lot from the review that took place with the EMEA and we’ve been able to embrace the learning process that we had in Europe in terms of the filing which was made with the agency here in the United States as well.

Reni Benjamin: Okay. I guess regarding the LEO, it seems to me like it’s a termination of the partnership. Is that — am I reading into that right and is there any costs associated with the termination? You know, how should I be looking at this?

Geoffrey Cox: Well, I think that the — I think that’s the wrong word to use as such. I think that LEO had an internal review and reprioritization of their strategic direction and so entered into discussions with us as to how we could do this in an orderly fashion and that’s certainly both our objectives and I believe LEO’s objectives. I’ll repeat again, they were very anxious to make sure that we recognized that there were absolutely no issues associated with the safety or efficacy of ATryn® both in the commercial arena or in the ongoing DIC study and we have been anxious in the discussions which have taken place with LEO to ensure that the quality of the data and the way in which the data is stored and maintained is kept intact through this transition process. So, our plan certainly is to continue that study once we’ve made the transition and we’ve entered into — already entered into quite detailed discussions with LFB to help us with that process and we obviously want to try to get on with that and get that done as early as possible. I think our plan, of course, is to ensure that this is as seamless as possible and that the cost impact on the company is minimized. I have no guidance that I can give to you on that one either good or bad as such, but certainly our plan is to move this process forward to LFB. And LFB are very keen not only to adopt a — I think probably more aggressive strategy in terms of commercializing ATryn® in Europe in the short term on the existing approval indication and hereditary deficiency but they are also very keen and very interested in the further opportunities for ATryn® in acquired deficiencies. So, I think in view of the fact that LFB is already a very committed strategic partner in the longer term, this is something which I think is a very positive move for ATryn®. Having said that —

Reni Benjamin: I’m sorry. Go ahead.

Geoffrey Cox: No. I just wanted comment — LEO has been a good partner for us in the early parts and they’ve been very supportive of us and I think this transition is one which is — just reflects a change in strategic direction from their perspective.

Reni Benjamin: So, is there anything that we can learn or, you know, that you’ve learned, you know, from the efforts that LEO tried to do in Europe that, you know, will be tackled differently by LFB? I mean, you mentioned that they are going to be a little more aggressive. How are they going to be more aggressive and what sort of plans, you know, do they have in place to kind of succeed where, you know, LEO wasn’t able to do as well?

Geoffrey Cox: Well, it’s a little — I’m a little cautious about second guessing exactly what — how LEO — LFB will approach this, but I am, from knowing LFB and knowing their familiarity with the plasma fractionation market which is pretty extensive, I think they’ve got a very substantial array of products which they already market into this arena, so are very familiar with that. They are very familiar also with the way in which pricing of these products takes place in Europe. It’s a very different approach with many national health care systems in Europe as opposed to more insured types of systems in the United States. So, my guess is, and as I say, I don’t want to say too much or prejudge LFB’s position on this, but my guess is that they’re likely to take a different strategy with regard to pricing this product. I think that they are going to be very enthusiastic about moving this product into the marketplace with the existing indication because this is a technology which they have already made a pretty broad commitment to in addition, of course, to the financing of the company which has been announced today, the further financing through this $15 million loan. And so there’s a lot of levels which LFB are committed to the success of this product.

Reni Benjamin: Got it. Just a couple of financial questions for Jack. You mentioned that the net cash used for the fourth quarter is going to likely be around 8 — or a little bit north of $8 million. What’s accounting for the significant increase in the net cash use?

Jack Green: Basically cash use is very uneven quarter-to-quarter. If you look at our cash use pattern in the current year, I believe the second quarter we were actually cash positive and the third quarter a small cash use of around $3.4 million, and it’s all — I mean, it’s driven in large part by the level of milestone payments that are received and the timing of receiving those milestone payments. You know, we received — we did receive milestones from Ovation in the quarter, in the — in the quarter — in the third quarter. And so that — that helped to bring the cash — cash use down in that quarter. Depending upon the level of milestones that we receive as well as other partnering revenues that we receive during a particular quarter, that will determine the level of cash burned.

Geoffrey Cox: So, just to add to that, we have made no assumptions about further partnering milestones in the fourth quarter in those figures which we have projected today.

Reni Benjamin: Okay, two other questions. One, you said you have enough cash to last into the second quarter of ‘09 and so, you know, with the financial markets the way that they are, you know, what are the options that are remaining to the company for further financing? You know, what’s happening with — I mean, I know that the NASDAQ has suspended their, you know, their rules so you don’t necessarily have to do a reverse split to stay listed but what are your thoughts regarding the listing status, excuse me, on the NASDAQ going forward?

Geoffrey Cox: Let me just deal with the last question first, just to remind you that we did in fact get approval from shareholders last June — May, June at our annual meeting to be able to do a reverse split through to — which lasts actually through to the annual meeting in 2009. No decision has been taken by our board with — in that regard at this juncture, so there is — we have the approval. But we’ve not chosen to take any actions on that at this point. I think with regard to the further financing of the company, I think the important thing to note is that with this financing from LFB, we — that that gives us the runway to be able to achieve some very significant milestones. Obviously, the approval of ATryn® by the FDA hopefully in February — it will be a very important milestone for us, some other financial milestones also which come with that from Ovation, and we also have other partnering activities which we are continuing to pursue and they can certainly add to those — our cash resources and add to the runway which Jack described in terms of us getting into the second quarter and we’re not talking about just at the year — at the end of March, we’re talking about getting us into the — probably into the middle of the second quarter. But that’s a very conservative position we hope that we may be able to do better than that with further partnering activities but those are always hard to project, as you know. I think in terms of financing of the company, we remain confident of our ability, since we have a number of late stage programs and a lot of news flow, we feel confident about our ability to be able to continue to finance this company. They are challenging markets which has nothing to do with GTC, it’s a fact of life as they are this moment, but our ability to be able to progress this company forward and to have the support and collaboration of strategic partners such as LFB. It’s very important when you get a financing from a company that is strategically involved with the company and has real skin in the game and that’s a very important — important message to shareholders, I believe.

Reni Benjamin: Perfect. Thank you guys very much, and good luck.

Geoffrey Cox: Thank you very much indeed. Thank you for your questions.

Operator: (OPERATOR INSTRUCTIONS) At this time there are no additional questions. I would now like to turn the call back over to Dr. Geoffrey Cox for closing remarks.

Geoffrey Cox: Well, thank you everyone for joining us for this discussion this morning. We expect our next conference call will be to discuss our fourth quarter 2008 results early next year and at that time I hope I will be able to talk to you about the approval of ATryn® by the FDA and Ovation’s plans for ATryn®’s launch. I also look forward to telling about the completion of the transfer of the license for the commercialization and development of ATryn® in Europe and the Middle East to LFB and today you heard the story of strong progress and tenacity in challenging times. We remain very confident in the future of our company. Thank you very much indeed everyone, and have a good day.

Operator: Ladies and gentlemen, thank you for jury participation. This concludes the presentation. You may now disconnect. Thank you and have a good day.